                                EXHIBIT (c)(9)

                             ARTICLE EIGHT OF THE
                        AMENDED AND RESTATED BYLAWS OF
                          COMMUNICATIONS CENTRAL INC.

                  (AMENDED AND RESTATED AS OF JULY 25, 1995)

                                Indemnification

         8.1      Authority to Indemnify.

                  (a) Except as provided in subsections (b) and (c) of this
Section 8.1, the Corporation shall indemnify an individual made a party to a proceeding because such individual is or was a director against liability incurred in the proceeding, if such director acted in a manner such director believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, such director had no reasonable cause to believe the conduct was unlawful.

                  (b) The Corporation may not indemnify a director under this Section 8.1:

                           (1)      In connection with a proceeding by or in the
right of the Corporation in which the director was adjudged liable to the Corporation; or

                           (2)      In connection with any other proceeding in
which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

                  (c) Indemnification permitted under this Section 8.1 in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.

         8.2 Mandatory Indemnification. Unless otherwise provided in the Articles of Incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party, or in defense of any claim, issue, or matter therein, because that individual is or was a director of the Corporation, the Corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         8.3      Advance For Expenses.

                  (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                           (1)      The director furnishes the Corporation a
written affirmation of such director's good faith belief that such director has met the standard of conduct set forth in subsection (a) of
Section 8.1 of these Bylaws; and

                           (2)      The director furnishes the Corporation a
written undertaking, executed personally or on the director's behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under Section 8.1.

                  (b) The undertaking required by paragraph (2) of subsection
(a) of this Section 8.3 must be an unlimited general obligation of the director, but need not be secured and may be accepted without reference to financial ability to make repayment.

         8.4      Determination and Authorization of Indemnification.

                  (a) The Corporation may not indemnify a director under
Section 8.1 of these Bylaws unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (a) of Section 8.1.

                  (b)      The determination shall be made:

                           (1)      By the Board of Directors by majority
vote of a quorum consisting of directors not at the time parties to the proceeding; or

                           (2)      If a quorum cannot be obtained under
paragraph (1) of this subsection, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

                           (3)      By special legal counsel:

                                    (i)     Selected by the Board of Directors
or its committee in the manner prescribed in paragraphs (1) or (2) of this subsection (b); or

                                    (ii)    If a quorum of the Board of
Directors cannot be obtained under paragraph (1) of this subsection (b) and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or

                           (4)      By the shareholders, but shares owned by or
voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                  (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to Paragraph (3) of subsection (b) of this Bylaw provision to select counsel.

         8.5      Indemnification of Officers, Employees, and Agents.

Unless the Articles of Incorporation provide otherwise:

                  (a) An officer of the corporation who is not a director is entitled to mandatory indemnification under Section
8.2 of these Bylaws to the same extent as a director; and

                  (b) The Corporation may, in the discretion of the Board of Directors, indemnify and advance expenses to an officer, employee, or agent, who is not a director, to the extent the Board deems appropriate, consistent with public policy.

         8.6 Director's Expenses as a Witness. This Article Eight does not limit the Corporation's power to pay or reimburse expenses incurred by a director in connection with such director's appearance as a witness in a proceeding at a time when such director has not been made a named defendant or respondent to the proceeding.

         8.7 Other Rights. The indemnification and advancement of expenses provided by or granted pursuant to this Article Eight shall not be deemed exclusive of any other rights, in respect of indemnification or otherwise, to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, resolution, agreement or contract either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon taken at a meeting the notice of which specified that such bylaw, resolution or agreement would be placed before the stockholders, both as to action by a director, trustee, officer, employee or agent in his or her official capacity and as to action in another capacity while holding such office or position; except that no such other rights, in respect to indemnification or otherwise, may be provided or granted to a director, trustee, officer, employee or agent pursuant to this Section 8.7 by the Corporation for liability for (a) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Section 14-2-832 of the O.C.G.A. dealing with illegal or unauthorized distributions of corporate assets, whether as dividends or in liquidation of the Corporation or otherwise; or (d) any transaction from which the director derived an improper material tangible personal benefit.

         8.8 Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee or agent whether or not the Corporation would have power to indemnify him or her against the same liability under this Article Eight.

         8.9 Continuation of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article Eight shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.